Filed pursuant to Rule 433
                                                         File no.: 333-130755-06

February 15, 2007

UPDATE to the Structural and Collateral Information Free Writing Prospectus dated February 2007 (the "Term Sheet FWP") and the Free Writing Prospectus dated February 8, 2007 (the "February 8 FWP")

Banc of America Commercial Mortgage Inc., Commercial Mortgage Pass-Through Certificates, Series 2007-1 - $3.145B** NEW ISSUE CMBS - Structural and Collateral Update

Structure Update

1. Class A-J Split. The Class A-JFX and Class A-JFL Certificates have been replaced by new Class A-J.

The Class A-J Certificates will bear a fixed rate and will be receive distributions at the same priority level as that described as shared pro rata by the Class A-JFX Certificates and the Class A-JFL Regular Interest in the February 8 FWP. In discussions of the offered certificates throughout the February 8 FWP, the references to the Class A-JFX Certificates and the Class A-JFL Certificates (or the Class A-JFL Regular Interest, as applicable) will change accordingly to be references instead solely to the Class A-J Certificates.

3. Class Balances. Annex A to this Update contains the new anticipated initial Class principal balances and related information with respect to the Certificates.

4. A-AB Schedule. Annex B to this Update contains the Class A-AB Planned Principal Balance Table (ANNEX E to the February 8 FWP).


Collateral Update

1. Summary Pool Information. Annex C to this Update contains certain updated information concerning the Mortgage Pool.

       A. Loan No. 3401896, with a Cut-off Date Balance of $31,300,000 (which represented 1.0% of the Initial Pool Balance and 1.2% of the Group 1 Balance), which Mortgage Loan is secured by the Mortgaged Property identified on ANNEX A to the February 8 FWP as FBI Las Vegas, has been removed from the Mortgage Pool.

       B. Loan No. 3403766, with a Cut-off Date Balance of $3,500,000 (which represented 0.1% of the Initial Pool Balance and 0.1% of the Group 1 Balance), which Mortgage Loan is secured by the Mortgaged Property identified on ANNEX A to the February 8 FWP as Bank of America - New Hyde Park, has been removed from the Mortgage Pool.

The asset-backed securities referred to in these materials, and the asset pools backing them, are subject to modification or revision (including the possibility that one or more classes of securities may be split, combined or eliminated at any time prior to issuance or availability of a final prospectus) and are offered on a "when, as and if issued" basis. You understand that, when you are considering the purchase of these securities, a contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any "indications of interest" expressed by you, and any "soft circles" generated by us, will not create binding contractual obligations for you or us.

Because the asset-backed securities are being offered on a "when, as and if issued" basis, any such contract will terminate, by its terms, without any further obligation or liability between us, if the securities themselves, or the particular class to which the contract relates, are not issued. Because the asset-backed securities are subject to modification or revision, any such contract also is conditioned upon the understanding that no material change will occur with respect to the relevant class of securities prior to the closing date. If a material change does occur with respect to such class, our contract will terminate, by its terms, without any further obligation or liability between us (the "Automatic Termination"). If an Automatic Termination occurs, we will provide you with revised offering materials reflecting the material change and give you an opportunity to purchase such class. To indicate your interest in purchasing the class, you must communicate to us your desire to do so within such timeframe as may be designated in connection with your receipt of the revised offering materials.

The information contained in these materials may be based on assumptions regarding market conditions and other matters as reflected herein. Banc of America Securities LLC and the other underwriters make no representation regarding the reasonableness of such assumptions or the likelihood that any such assumptions will coincide with actual market conditions or events, and these materials should not be relied upon for such purposes. The underwriters and their respective affiliates, officers, directors, partners and employees, including persons involved in the preparation or issuance of these materials, may, from time to time, have long or short positions in, and buy and sell, the securities mentioned herein or derivatives thereof (including options). Information in these materials is current as of the date appearing on the material only. This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement. The information in this free writing prospectus is preliminary and subject to change. Information in these materials regarding any securities discussed herein supersedes all prior information regarding such securities. These materials are not to be construed as an offer to sell or the solicitation of any offer to buy any security in any jurisdiction where such an offer or solicitation would be illegal.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you e-mail a request to dg.prospectus_distribution@bofasecurities.com. The securities may not be suitable for all investors. Banc of America Securities LLC and the other underwriters and their respective affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.

IRS CIRCULAR 230 NOTICE: THIS MATERIAL IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING U.S. FEDERAL, STATE OR LOCAL TAX PENALTIES. THIS MATERIAL IS WRITTEN AND PROVIDED BY THE UNDERWRITERS IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN. INVESTORS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

ANNEX A

PUBLIC CERTIFICATES

                       Certficate
                       Balance or
                        Notional
            Class       Amount
          ------------------------
          A-1       $  57,000,000
          A-2       $ 293,000,000
          A-3       $ 444,000,000
          A-AB      $  59,554,000
          A-4       $ 707,619,000
          A-1A      $ 640,477,000
          XP        $         TBD
          A-MFX     $ 214,521,000
          A-J       $ 259,480,000
          B         $  27,521,000

PRIVATE CERTIFICATES

                       Certficate
                       Balance or
                        Notional
            Class       Amount
          ------------------------
          XC      $ 3,145,214,397
          A-MFL   $   100,000,000
          C       $    35,383,000
          D       $    27,521,000
          E       $    39,315,000
          F       $    39,315,000
          G       $    35,384,000
          H       $    35,384,000
          J       $    39,315,000
          K       $     7,863,000
          L       $    11,795,000
          M       $     7,863,000
          N       $     3,931,000
          O       $     7,863,000
          P       $    11,795,000
          Q       $    39,315,397

ANNEX B
                      Class A-AB Planned Principal Balance(1)


                      Period       Date      Ending Balance ($)
                            0                     59,554,000.00
                            1      3/15/2007      59,554,000.00
                            2      4/15/2007      59,554,000.00
                            3      5/15/2007      59,554,000.00
                            4      6/15/2007      59,554,000.00
                            5      7/15/2007      59,554,000.00
                            6      8/15/2007      59,554,000.00
                            7      9/15/2007      59,554,000.00
                            8     10/15/2007      59,554,000.00
                            9     11/15/2007      59,554,000.00
                           10     12/15/2007      59,554,000.00
                           11      1/15/2008      59,554,000.00
                           12      2/15/2008      59,554,000.00
                           13      3/15/2008      59,554,000.00
                           14      4/15/2008      59,554,000.00
                           15      5/15/2008      59,554,000.00
                           16      6/15/2008      59,554,000.00
                           17      7/15/2008      59,554,000.00
                           18      8/15/2008      59,554,000.00
                           19      9/15/2008      59,554,000.00
                           20     10/15/2008      59,554,000.00
                           21     11/15/2008      59,554,000.00
                           22     12/15/2008      59,554,000.00
                           23      1/15/2009      59,554,000.00
                           24      2/15/2009      59,554,000.00
                           25      3/15/2009      59,554,000.00
                           26      4/15/2009      59,554,000.00
                           27      5/15/2009      59,554,000.00
                           28      6/15/2009      59,554,000.00
                           29      7/15/2009      59,554,000.00
                           30      8/15/2009      59,554,000.00
                           31      9/15/2009      59,554,000.00
                           32     10/15/2009      59,554,000.00
                           33     11/15/2009      59,554,000.00
                           34     12/15/2009      59,554,000.00
                           35      1/15/2010      59,554,000.00
                           36      2/15/2010      59,554,000.00
                           37      3/15/2010      59,554,000.00
                           38      4/15/2010      59,554,000.00
                           39      5/15/2010      59,554,000.00
                           40      6/15/2010      59,554,000.00
                           41      7/15/2010      59,554,000.00
                           42      8/15/2010      59,554,000.00
                           43      9/15/2010      59,554,000.00
                           44     10/15/2010      59,554,000.00
                           45     11/15/2010      59,554,000.00
                           46     12/15/2010      59,554,000.00
                           47      1/15/2011      59,554,000.00
                           48      2/15/2011      59,554,000.00
                           49      3/15/2011      59,554,000.00
                           50      4/15/2011      59,554,000.00
                           51      5/15/2011      59,554,000.00
                           52      6/15/2011      59,554,000.00
                           53      7/15/2011      59,554,000.00
                           54      8/15/2011      59,554,000.00
                           55      9/15/2011      59,554,000.00
                           56     10/15/2011      59,554,000.00
                           57     11/15/2011      59,554,000.00
                           58     12/15/2011      59,554,000.00
                           59      1/15/2012      58,656,505.57
                           60      2/15/2012      57,790,631.97
                           61      3/15/2012      56,481,074.62
                           62      4/15/2012      55,452,774.35
                           63      5/15/2012      54,275,674.05
                           64      6/15/2012      53,236,163.73
                           65      7/15/2012      52,048,159.74
                           66      8/15/2012      50,997,326.73
                           67      9/15/2012      49,941,151.66
                           68     10/15/2012      48,736,938.36
                           69     11/15/2012      47,669,273.17
                           70     12/15/2012      46,453,883.76
                           71      1/15/2013      45,374,613.01
                           72      2/15/2013      44,261,447.19
                           73      3/15/2013      42,702,764.27
                           74      4/15/2013      41,576,034.74
                           75      5/15/2013      40,297,401.82
                           76      6/15/2013      39,158,458.85
                           77      7/15/2013      37,867,946.33
                           78      8/15/2013      36,716,667.34
                           79      9/15/2013      35,559,541.76
                           80     10/15/2013      35,359,541.76
                           81     11/15/2013      35,159,541.76
                           82     12/15/2013      33,946,305.64
                           83      1/15/2014      30,429,071.59
                           84      2/15/2014      27,500,890.32
                           85      3/15/2014      25,970,301.29
                           86      4/15/2014      24,836,520.92
                           87      5/15/2014      23,562,527.00
                           88      6/15/2014      22,416,469.51
                           89      7/15/2014      21,130,533.80
                           90      8/15/2014      19,972,075.46
                           91      9/15/2014      18,807,709.48
                           92     10/15/2014      17,503,965.38
                           93     11/15/2014      16,327,014.05
                           94     12/15/2014      15,011,028.38
                           95      1/15/2015      13,821,364.89
                           96      2/15/2015      12,625,634.36
                           97      3/15/2015      11,026,535.68
                           98      4/15/2015       9,816,555.39
                           99      5/15/2015       8,468,442.93
                          100      6/15/2015       7,245,417.66
                          101      7/15/2015       5,884,616.52
                          102      8/15/2015       4,648,414.79
                          103      9/15/2015       3,405,908.29
                          104     10/15/2015       2,026,158.03
                          105     11/15/2015         770,278.74
                          106     12/15/2015                  0

            (1) Amounts may vary from actual amounts due to rounding.

ANNEX C

Loan Number          Property Name                        Seller          Field
-----------          -------------                        ------          -----
                                                                          Annex Footnote
                                                                          Annex Header
                                                                          Administrative Fee Rate  (Total Line)
                                                                          Sub-Servicing Fee Rate  (Total Line)
                                                                          Net Mortgage Rate  (Total Line)
3401896              FBI Las Vegas                        BofA            Removed from the pool
3403766              Bank of America - New Hyde Park      BofA            Removed from the pool
3403925              Marketplace at Hamden                BofA            Prepayment Provision

3403276              Golder Ranch Shopping Center         BofA            Borrower Principal
3404044              Hooman Pontiac GMC                   BofA            Origination Date
3404044              Hooman Pontiac GMC                   BofA            Borrower Principal


3404044              Hooman Pontiac GMC                   BofA            Orignal Balance
3404044              Hooman Pontiac GMC                   BofA            Cut-off Balance
3404044              Hooman Pontiac GMC                   BofA            Maturity Balance
3404044              Hooman Pontiac GMC                   BofA            Mortgage Rate
3404044              Hooman Pontiac GMC                   BofA            Net Mortgage Rate
3404044              Hooman Pontiac GMC                   BofA            Monthly Debt Service
3404044              Hooman Pontiac GMC                   BofA            LTV at Cut-off
3404044              Hooman Pontiac GMC                   BofA            LTV at Maturity
3404044              Hooman Pontiac GMC                   BofA            UW DSCR NOI
3404044              Hooman Pontiac GMC                   BofA            UW DSCR NCF
3404044              Hooman Pontiac GMC                   BofA            Balance per Unit
3404044              Hooman Pontiac GMC                   BofA            Initial Replacement Reserves
3404044              Hooman Pontiac GMC                   BofA            Initial Tax/Insurance Reserve
3404044              Hooman Pontiac GMC                   BofA            Monthly Tax/Insurance Reserve
3404044              Hooman Pontiac GMC                   BofA            Monthly Replacement Reserves
3404044              Hooman Pontiac GMC                   BofA            Servicer
21995                Oak Bend Commons                     BofA            Borrower
3                    Tanforan Shopping Center             EHY             GroundMatDate
3                    Tanforan Shopping Center             EHY             Earnout/Holdback
3                    Tanforan Shopping Center             EHY             Restrictions on Defeasance Period
3                    Tanforan Shopping Center             EHY             Prepayment Interest Shortfall Protection
3                    StratReal Industrial Portfolio I     EHY             Borrower Principal
3405106              Skyline Portfolio                    BofA/Eurohypo   Annex C Loan Information Box
3405106              Skyline Portfolio                    BofA/Eurohypo   Annex C Loan Information Box Footnote
3401471/3403207      Inland - Bradley Crossed Portfolio   BofA            Annex C Additional Information Box


3401471/3403207      Inland - Bradley Crossed Portfolio   BofA            Annex C Additional Information Box fourth
                                                                          paragraph under The Borrower, eighth sentence
3401471/3403207      Inland - Bradley Crossed Portfolio   BofA            Annex C Additional Information Box fourth
                                                                          paragraph under The Borrower, eighth sentence
3401471/3403207      Inland - Bradley Crossed Portfolio   BofA            Annex C Additional Information Box fourth
                                                                          paragraph under The Borrower, ninth sentence
3403858              Hirschfeld Portfolio                 BofA            Annex C Additional Information Box second
                                                                          paragraph under The Properties, last sentence
3404790              Pacific Shores                       BofA            Annex C Additional Information Box first sentence
3403716              575 Lexington Avenue                 BofA            Annex C Loan Information Box
3403716              575 Lexington Avenue                 BofA            Annex C Loan Information Box Footnote

3403716              575 Lexington Avenue                 BofA            Annex C Loan Information Box Footnote
3403716              575 Lexington Avenue                 BofA            Annex C Loan Information Box
                     Whole Pool                                           Initial Pool Balance
                     Whole Pool                                           LTV at Cut-off
                     Whole Pool                                           LTV at Maturity
                     Whole Pool                                           UW DSCR NCF
                     Whole Pool                                           Mortgage Rate
                     Group 1                                              Group 1 Balance
                     Group 1                                              LTV at Cut-off
                     Group 1                                              LTV at Maturity
                     Group 1                                              UW DSCR NCF
                     Group 1                                              Mortgage Rate

Loan Number          FWP Value                                       Revised Value
-----------          ---------                                       -------------
                     (20) over tenant expiration                     (21) over tenant expiration
                     Prepayment Penalty (Months)                     Prepayment Provision (months)
                                                                     0.035%
                                                                     0.019%
                                                                     5.745%
3401896
3403766
3403925              LO(23)/GRTR1%PPMTorYM(2)/                       LO(24)/GRTR1%PPMTorYM(1)/
                     GRTR1%PPMTorYMorDEFEASANCE(90)/OPEN(5)          GRTR1%PPMTorYMorDEFEASANCE(91)/OPEN(4)
3403276              CNA Enterprises, Inc.                           CNA Enterprises, Inc.; Overland Capital Corp.
3404044              TBD                                             2/12/2007
3404044              Golshan, Kevin ; Kahrobaie, Ebrahim ;           Golshan, Kevin; Kahrobaie, Ebrahim;
                     Kahrobaie, Masoud ; Nissani, Hooman ; Weber,    Kahrobaie, Masoud Isaac; Kahrobaie, Yusef
                     Geraldine                                       Joseph; Nissani, Hooman; Webber, Geraldine
3404044                                                11,500,000                                       11,468,711
3404044                                                11,500,000                                       11,468,711
3404044                                                 9,674,653                                     9,654,198.38
3404044                                                   5.6390%                                          5.6590%
3404044                                                   5.5983%                                          5.6183%
3404044                                                 66,302.17                                        66,266.77
3404044                                                     62.5%                                            62.3%
3404044                                                     52.6%                                            52.5%
3404044                                                      1.10                                             1.10
3404044                                                      1.10                                             1.10
3404044                                                    294.37                                           293.57
3404044                                                                                                     35,000
3404044                                                        No                                              Yes
3404044                                                        No                                              Yes
3404044                                                                                                     325.58
3404044                                                       TBD                                  Bank of America
21995                Casa Simone, LLC; The Alician, LLC              Casa Simone, LLC
3                                                                                                        7/31/2059
3                                                             Yes                                               No
3                                                                                                              Yes
3                                                                                                              Yes
3                                                       StratREAL                                             None
3405106                                                              TI/LC Reserve Guaranty(3): $2,568,000
3405106                                                              (3) The Guarantor is Vornado Realty L.P.
3401471/3403207                                                      Remove third bullet/paragraph under The
                                                                     Borrower (Minto Builders (Florida), Inc.
                                                                     acquires and...)
3401471/3403207      MB REIT                                         Minto Builders (Florida), Inc.

3401471/3403207      Builders (Florida), Inc.                        (Delaware), LLC

3401471/3403207      Builders (Florida), Inc.                        (Delaware), LLC

3403858              86 units have been renovated                    486 units have been renovated

3404790              secured by a first mortgage on ten              secured by a first mortgage on eight
3403716                                                              Debt Service Guaranty(2): $10,000,000
3403716                                                              (2) The guarantor is the California State
                                                                     Teachers' Retirement System.
3403716              (2)                                             (3)
3403716              Other Reserve (2)                               Other Reserve (3)
                                                    3,180,045,686                                    3,145,214,397
                                                            71.0%                                            71.0%
                                                            67.9%                                            67.8%
                                                             1.34                                             1.34
                                                           5.785%                                           5.780%
                                                    2,539,568,048                                    2,504,736,759
                                                            70.1%                                            70.0%
                                                            66.9%                                            66.7%
                                                             1.36                                             1.36
                                                           5.818%                                           5.813%
